Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-263883

Prospectus Supplement No. 6

(To Prospectus dated June 2, 2022)

DAKOTA GOLD CORP.
106 Glendale Drive, Suite A,
Lead, South Dakota, 57754
(605) 906-8363

This prospectus supplement updates, amends and supplements the prospectus dated June 2, 2022 (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-263883). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the "Current Report"), filed with the SEC on November 14, 2022. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Dakota Gold Corp.'s common stock is traded on the NYSE American stock exchange under the symbol "DC." On November 11, 2022, the closing price of our common stock was $3.73.

We are an "emerging growth company" under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See "Risk Factors" beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2022

DAKOTA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-41349	85-3475290
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

106 Glendale Drive, Suite A,
Lead, South Dakota, United States 57754
(Address of principal executive offices) (ZIP Code)

Registrant's telephone number, including area code: (605) 906-8363

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DC	NYSE American LLC
Warrants, each warrant exercisable for one share of the Registrant's common stock at an exercise price of $2.08	DC.WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2022, the board of directors (the "Board") of Dakota Gold Corp. (the "Company"), on recommendation of the compensation committee of the Company, approved an additional long-term incentive program (the "Bonus Pool") to incentivize and reward the completion of certain corporate objectives, as more particularly described below.

The Bonus Pool will be comprised of up to 1,000,000 shares of common stock of the Company (each an "Award Share").  Award Shares under the Bonus Pool may be granted in the following amounts and circumstances: up to 1,000,000 Award Shares shall be issuable should the Company exercise its option to acquire certain surface rights and residual facilities pursuant to the Option Agreement for Purchase and Sale of Real Property (the "Surface Option Agreement") dated September 7, 2021 between Homestake Mining Company of California and DTRC LLC (formerly Dakota Territory Resource Corp., the Company's wholly-owned subsidiary). The Board shall have the discretion to award fewer than 1,000,000 Award Shares.

In the event any Award Shares are issuable pursuant to the Bonus Pool, they will be granted as follows: (1) Patrick Malone, Chief Sustainability Officer: 50%; (2) 50% to individuals approved by the compensation committee of the Company upon recommendation by management of the Company.

In the event any individual listed above terminates employment for any reason, they shall cease to be eligible to receive any Award Shares from the Bonus Pool. All Award Shares granted pursuant to the Bonus Pool shall be issued with no restrictions or vesting periods, and, unless otherwise provided by the Board or its designee, shall be granted pursuant to the Company's 2022 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA GOLD CORP.

/s/ Shawn Campbell
Name: Shawn Campbell Title: Chief Financial Officer

Date:  November 14, 2022